Exhibit 99.1

DATE: Aug. 2, 2012

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Announces Second-Quarter 2012 Results

TULSA, Okla. – WPX Energy (NYSE:WPX) today announced its unaudited operating and financial results for the second-quarter of 2012. Highlights include:

•	Domestic volumes for all production up 11% for first half vs. year ago on equivalent basis

•	2Q domestic oil volumes up 57% vs. 2Q 2011

•	Bakken Shale 2Q oil production averages 9,500 barrels per day, up 83% from a year ago

•	Total 2Q oil and NGL production nears 50,000 barrels per day, up 19% vs. a year ago

•	Adjusted EBITDAX exceeds $500 million for first half of 2012

•	Liquidity at $1.9 billion

MANAGEMENT PERSPECTIVE

“Operationally, we’re demonstrating our strength – an ability to grow production in all of our products, particularly oil production right now, which was up 83 percent in the Bakken Shale during the quarter,” said Ralph Hill, CEO.

“And as we’ve seen, gas prices are strengthening. As they improve, we are poised to capitalize on the turnaround. We can be an early mover that generates attractive returns.

“We have world-class natural gas resources in place that can be rapidly developed, especially when you consider our large-scale position in the Piceance where we’re the most cost-efficient producer. We also have significant Mancos resource potential in the San Juan and Piceance basins.

“In the right price environment, we have the assets and the experience to grow our oil, gas and liquids volumes at a double-digit pace. It’s what we’re built to do.

“We’re also priming our growth platform by continuing to implement our Piceance efficiency model in areas such as the Marcellus and Bakken, while focusing our exploration team to increase our oil profile with land purchases in new plays.

“These actions are under way, which is part of why we’re adding to our capital spending. We’ll discuss the land aspect more as we complete our acreage goals.

“The other component of our capital addition is associated with drilling and completion costs in the Bakken, where we took over operations approximately one year ago. Our emphasis there, in the short-term, has been on working to hold our acreage by production, delineating our acreage to the south and in the Three Forks formation, and building new infrastructure.

“As those steps are completed, we’re transitioning to pad drilling and restructuring our operations to reflect our efficiency model. This includes fit-for-purpose rigs, new workover rigs and dedicated completion crews, among other improvements. As this model takes root, we’re seeing improved cycle times and we expect to continue to capture greater efficiencies and see lower costs,” Hill added.

PRODUCTION

WPX’s oil production continues to climb at a significant level. Overall oil production in the second quarter increased 39 percent vs. second-quarter 2011 and 16 percent vs. the first three months of 2012.

Oil production in the company’s highest rate-of-return basin – the Bakken Shale – averaged 9,500 barrels per day of equivalent in the second quarter. This represents an 83 percent increase vs. a year ago and a 23 percent increase over first-quarter 2012.

Overall second-quarter NGL production was up 10 percent over the prior-year quarter and essentially equal to the first three months of this year.

NGL production in the liquids-rich Piceance Basin was up 9 percent vs. a year ago and up 2 percent vs. the first quarter of this year, averaging 30.0 Mbbl/d in second-quarter 2012.

Total natural gas production of 1,142 MMcf/d in second-quarter 2012 was up 7 percent vs. second-quarter 2011, led by volumes in the company’s Piceance Basin which accounted for 62 percent of WPX’s gas production.

Natural gas production in the Marcellus Shale continues to face curtailments from infrastructure challenges, but is rising steadily. Second-quarter 2012 volumes of 64 MMcf/d were 21 percent higher than in the first quarter and up more than seven-fold vs. a year ago. In July, an estimated 30 MMcf/d was curtailed by infrastructure challenges.

WPX’s overall domestic and international production averaged 1,439 MMcfe/d in second-quarter 2012, up 9 percent from a year ago and 2 percent vs. the most recent quarter. The volume represents enough fuel to meet the daily energy needs of an estimated 6.3 million homes.

Average Daily Production	2Q			1Q	Sequential
	2012	2011	Change	2012	Change
Natural gas (MMcf/d)
Piceance Basin	712	670	6%	690	3%
Marcellus Shale	64	9	611%	53	21%
Powder River Basin	214	220	-3%	223	-4%
San Juan Basin	123	137	-10%	139	-12%
Other	29	32	-9%	28	4%

Subtotal (MMcf/d)	1,142	1,068	7%	1,133	1%

NGLs (Mbbl/d)
Piceance	30.0	27.4	9%	29.5	2%
Other	1.0	0.9	11%	1.1	-9%

Subtotal (Mbbl/d)	31.0	28.3	10%	30.6	1%

Oil (Mbbl/d)
Bakken Shale	9.5	5.2	83%	7.7	23%
Piceance	2.7	2.5	8%	2.8	-4%
International	6.2	5.6	11%	5.6	11%
Other	0.2	0.1	NM	0.0	NM

Subtotal (Mbbl/d)	18.6	13.4	39%	16.1	16%

Total Production (MMcfe/d)	1,439	1,318	9%	1,413	2%

Figures exclude volumes for discontinued operations in the Barnett Shale and Arkoma Basin.

The domestic net realized average price for natural gas, inclusive of hedges, was $3.01 per Mcf in second-quarter 2012, down 32 percent from $4.41 per Mcf a year ago.

The domestic net realized average price for NGL was $27.96 per barrel in second-quarter 2012, down 33 percent from $41.90 per barrel a year ago.

The net realized average price for domestic oil, inclusive of hedges, was $83.89 per barrel in second-quarter 2012, down 4 percent from $87.51 per barrel a year ago.

Similarly, second-quarter net realized average prices, inclusive of hedges, for all products were also down vs. the first three months of the year.

FINANCIAL RESULTS

WPX results for the second-quarter and first six months of 2012 were impacted by non-cash impairment charges stemming from a decline in forward natural gas prices.

For the first half of 2012, these charges totaled $117 million, including $65 million in the second quarter to certain costs of acquired unproved reserves.

WPX’s accounting for costs of certain acquired unproved reserves is based on discounted cash flows. As a result, declines in forward commodity prices can drive further impairment regardless of whether there was a change in the underlying reserve estimates.

Including the charges and unrealized mark-to-market gains and hedge ineffectiveness, WPX reported an unaudited net loss attributable to WPX Energy of $10 million for second-quarter 2012, or a loss of $0.05 per share on a diluted basis, compared with net income of $25 million, or $0.13 per share, in second-quarter 2011.

Second-quarter 2012 results include approximately $71 million in net gains on derivatives not designated as hedges and hedge ineffectiveness, compared with $6 million in second-quarter 2011.

For the first six months of 2012, WPX reported an unaudited net loss attributable to WPX Energy of $53 million, or a loss of $0.27 per share on a diluted basis, compared with net income of $22 million, or $0.11 per share, for the same period in 2011.

Excluding the impairment charges and unrealized mark-to-market gains and hedge ineffectiveness, WPX had an adjusted loss from continuing operations of $37 million, or a loss of $0.19 per share on a diluted basis, for the first half of 2012, compared with adjusted income from continuing operations of $41 million, or $0.21 per share on a diluted basis, for the same period in 2011. A reconciliation is included at the end of this press release.

WPX’s adjusted EBITDAX (a non-GAAP measure) for second-quarter 2012 was $251 million, compared with $330 million for the same measure a year ago. A reconciliation is included below.

For the first six months of 2012, adjusted EBITDAX was $514 million, compared with $626 million for the first half of 2011.

The primary factor affecting 2012 adjusted EBITDAX was a decrease in the company’s domestic net realized average prices, partially offset by increased oil production.

EBITDAX (non-GAAP)

	Second Quarter		YTD
	2012	2011	2012	2011
	millions	millions	millions	millions
Net income (loss)	$(6)	$28	$(46)	$27
Interest expense	$26	$48	$52	$97
Provision (benefit) for income taxes	$(18)	$17	$(43)	$20
Depreciation, depletion and amortization	$248	$224	$476	$431
Exploration expenses	$19	$14	$38	$26

EBITDAX	$269	$331	$477	$601

Impairment to costs of acquired unproved reserves	$65	—	$117	—
Unrealized MTM (gains) losses and hedge ineffectiveness	$(60)	$(3)	$(59)	$15
(Income) Loss from discontinued operations	$(23)	$2	$(21)	$10

Adjusted EBITDAX	$251	$330	$514	$626

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for impairments, unrealized mark-to-market gains, losses and hedge ineffectiveness, and discontinued operations.

WPX believes that these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

EXPENSES

WPX’s overall second quarter 2012 expenses were 9 percent lower than in the second quarter of 2011.

On a per-unit basis, WPX’s domestic lease operating expense (LOE) in second-quarter 2012 was $0.47 per Mcfe. This reflects a 6 percent decrease vs. $0.50 per Mcfe in first-quarter 2012 and a 2 percent decrease vs. $0.48 per Mcfe a year ago.

Domestic gathering, processing and transportation charges decreased 10 percent to $0.95 per Mcfe in second-quarter 2012 vs. $1.06 per Mcfe in second-quarter 2011.

Taxes other than income for domestic operations decreased 55 percent to $0.15 per Mcfe in second-quarter 2012 vs. $0.33 per Mcfe in second-quarter 2011, reflecting the downturn in commodity prices.

Domestic general and administrative expenses (G&A) increased 2 percent to $0.54 per Mcfe in second-quarter 2012 vs. $0.53 per Mcfe in second-quarter 2011. The increase is attributable in part to increased expenses for transition costs related to WPX’s spin-off.

Domestic depreciation, depletion and amortization expenses (DD&A) increased slightly to $1.93 per Mcfe in second-quarter 2012 vs. $1.92 per Mcfe in second-quarter 2011, reflecting a decline in the 12-month average commodity price used in the calculation of the company’s DD&A rate.

CASH AND LIQUIDITY

Net cash provided by operating activities for the first six months of 2012 was $441 million, including $189 million in the second quarter.

At June 30, 2012, WPX had approximately $427 million in cash and cash equivalents – including $33 million for international operations.

The company’s total liquidity at the end of the second quarter was approximately $1.9 billion, including an undrawn $1.5 billion revolving credit agreement.

GUIDANCE FOR CAPITAL SPENDING AND ADJUSTED EBITDAX

For the first six months of 2012, WPX made $828 million of capital investments in its domestic operations, including $400 million in the second quarter. These investments are predominantly in the Bakken Shale, Piceance Basin and Marcellus Shale.

For full-year 2012, WPX expects its capital spending to increase from its original point estimate of $1.2 billion to approximately $1.4 billion. Rig counts for 2012 are expected to remain consistent with previously disclosed estimates.

The capital increase is attributable to additional planned land purchases in oil-focused properties as WPX transitions to entering plays earlier as a stand-alone, pure-play E&P company, along with Bakken Shale drilling and completion costs.

WPX’s 2012 plan for full-year adjusted EBITDAX of approximately $1.175 billion assumed the impact of existing hedges and plan commodity prices of $3 NYMEX natural gas, $99 per barrel oil and $51 per barrel NGL.

For full-year 2012, a $0.10 change in the price of natural gas equates to an estimated $20.9 million impact to EBITDAX. A $1 change in the price of oil equates to an estimated $1.6 million impact to EBITDAX. A $1 change in the price of an NGL barrel equates to an estimated $4.5 million impact to EBITDAX.

DEVELOPMENT ACTIVITY

For the first six months of 2012, WPX domestic operations participated in 300 gross (216 net) wells, including 135 gross (99 net) in the second quarter. These figures represent the number of wells that were completed and began commercial delivery of production.

Highlights for the company’s operated wells in its core growth areas are provided below. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in the San Juan and Powder River basins.

In the Bakken Shale, WPX completed 14 gross (12 net) wells during the first half of 2012, including 6 gross (5 net) in the second quarter. Recent completions in the Three Forks formation and in the southern portion of WPX’s Middle Bakken acreage are performing better than expected based on early results.

The company continues to convert its rig fleet in the Bakken Shale to new fit-for-purpose rigs. As these new rigs are implemented – four currently – WPX plans to accelerate multi-well drilling from its pad sites. One of the company’s recent Bakken wells was drilled in just 25 days. By the end of the third quarter, WPX expects to have its acreage held by production.

In the liquids-rich Piceance Basin, WPX completed 156 gross (139 net) wells during the first half of 2012, including 64 gross (58 net) in the second quarter. The company is able to extract and retain natural gas liquids from its gas production stream in this basin. WPX expects to continue to operate five rigs in this area for the remainder of 2012. Drilling times continue to improve, particularly in the Highland’s Ryan Gulch area and in various fields within WPX’s core Valley position.

In the Marcellus Shale, WPX completed 23 gross (19 net) wells during the first half of 2012, including 12 gross (10 net) in the second quarter. WPX has two fit-for-purpose rigs deployed in Susquehanna County, where a third new rig is expected to arrive in August. Efficiencies are being reflected in drilling times. One of WPX’s Marcellus wells was drilled in just 14.5 days in the second quarter.

TODAY’S CONFERENCE CALL

WPX management will discuss the results during a webcast starting at 9 a.m. Eastern today. Participants can access the audio and the slides for the event via the homepage at www.wpxenergy.com.

A limited number of phone lines also will be available at (877) 780-3381. The passcode is 5867564. International callers should dial (719) 325-2312 and use the same passcode. A replay will be available on the company’s website for one year following the event.

Form 10-Q

WPX plans to file its second-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

Upcoming Conference Presentations

WPX CEO Ralph Hill is slated to present at the Enercom Oil and Gas Conference in Denver on Aug. 14 at approximately 3:35 p.m. Mountain and at the Barclay’s CEO Energy Conference in New York on Sept. 5 at approximately 2:25 p.m. Eastern.

Please visit www.wpxenergy.com on the day of the events to view the webcast and to see the company’s presentation.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant oil and gas reserves, particularly in the liquids-rich Piceance Basin, the Bakken and Three Forks oil shales and the Marcellus Shale. WPX also has domestic operations in the Powder River and San Juan basins, as well as a 69 percent interest in Apco Oil and Gas International. Go to http://www.wpxenergy.com/investors/subscribe-to-email/ to join our e-mail list.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines”possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Product revenues:
Natural gas sales	$408	$423	$440	$423	$1,694	$357	$312	$669
Natural gas liquid sales	85	107	110	106	408	93	78	171
Oil and condensate sales	52	83	84	93	312	106	122	228

Total product revenues	545	613	634	622	2,414	556	512	1,068
Gas management	408	337	347	336	1,428	337	187	524
Net gains on derivatives not designated as hedges and hedge ineffectiveness	2	6	12	9	29	14	71	85
Other	3	3	2	3	11	3	5	8

Total revenues	958	959	995	970	3,882	910	775	1,685

Costs and expenses:
Lease and facility operating	63	61	70	68	262	67	67	134
Gathering, processing and transportation	112	121	130	124	487	135	120	255
Taxes other than income	30	43	32	29	134	30	25	55
Gas management, including charges for unutilized pipeline capacity	417	344	359	351	1,471	355	194	549
Exploration	12	14	74	26	126	19	19	38
Depreciation, depletion and amortization	207	224	239	232	902	228	248	476
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52	65	117
General and administrative	67	63	70	75	275	68	71	139
Other-net	1	4	(1)	(4)	—	5	(2)	3

Total costs and expenses	909	874	973	1,268	4,024	959	807	1,766
Operating income (loss)	49	85	22	(298)	(142)	(49)	(32)	(81)

Interest expense	(49)	(48)	—	(20)	(117)	(26)	(26)	(52)
Interest capitalized	4	4	—	1	9	2	3	5
Investment income and other	6	6	7	7	26	10	8	18

Income (loss) from continuing operations before income taxes	$10	$47	$29	$(310)	$(224)	$(63)	$(47)	$(110)
Provision (benefit) for income taxes	3	17	10	(104)	(74)	(25)	(18)	(43)

Income (loss) from continuing operations	$7	$30	$19	$(206)	$(150)	$(38)	$(29)	$(67)
Income (loss) from discontinued operations	(8)	(2)	(3)	(129)	(142)	(2)	23	21

Net income (loss)	$(1)	$28	$16	$(335)	$(292)	$(40)	$(6)	$(46)
Less: Net income attributable to noncontrolling interests	2	3	2	3	10	3	4	7

Net income (loss) attributable to WPX Energy	$(3)	$25	$14	$(338)	$(302)	$(43)	$(10)	$(53)

Adjusted EBITDAX
Reconciliation to Net Income (Loss):
Net income (loss)	$(1)	$28	$16	$(335)	$(292)	$(40)	$(6)	$(46)
Interest expense	49	48	—	20	117	26	26	52
Provision (benefit) for income taxes	3	17	10	(104)	(74)	(25)	(18)	(43)
Depreciation, depletion and amortization	207	224	239	232	902	228	248	476
Exploration expenses	12	14	74	26	126	19	19	38

EBITDAX	270	331	339	(161)	779	208	269	477
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52	65	117
Unrealized MTM (gains) losses and hedge ineffectiveness	18	(3)	(5)	1	11	1	(60)	(59)
(Income) loss from discontinued operations	8	2	3	129	142	2	(23)	(21)

Adjusted EBITDAX	$296	$330	$337	$336	$1,299	$263	$251	$514

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Product revenues:
Natural gas sales	$404	$419	$436	$419	$1,678	$353	$307	$660
Natural gas liquid sales	84	106	109	105	404	92	77	169
Oil and condensate sales	34	63	62	67	226	80	95	175

Total product revenues	522	588	607	591	2,308	525	479	1,004
Gas management	408	337	347	336	1,428	337	187	524
Net gains on derivatives not designated as hedges and hedge ineffectiveness	2	6	12	9	29	14	71	85
Other	2	2	1	2	7	3	4	7

Total revenues	934	933	967	938	3,772	879	741	1,620

Costs and expenses:
Lease and facility operating	58	55	63	59	235	61	60	121
Gathering, processing and transportation	112	121	130	124	487	135	120	255
Taxes other than income	27	37	26	23	113	25	18	43
Gas management, including charges for unutilized pipeline capacity	417	344	359	351	1,471	355	194	549
Exploration	11	13	74	25	123	14	16	30
Depreciation, depletion and amortization	202	219	233	226	880	222	242	464
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52	65	117
General and administrative	64	61	67	71	263	65	68	133
Other-net	—	4	(2)	(5)	(3)	5	—	5

Total costs and expenses	891	854	950	1,241	3,936	934	783	1,717

Operating income (loss)	43	79	17	(303)	(164)	(55)	(42)	(97)

Interest expense	(49)	(48)	—	(20)	(117)	(26)	(26)	(52)
Interest capitalized	4	4	—	1	9	2	3	5
Investment income and other	1	2	2	1	6	2	—	2

Income (loss) from continuing operations before income taxes	$(1)	$37	$19	$(321)	$(266)	$(77)	$(65)	$(142)

Summary of Production Volumes(1)
Natural gas (MMcf)	92,473	95,207	102,615	98,485	388,780	101,346	102,163	203,509
Natural gas liquids (MBbls)	2,425	2,527	2,567	2,539	10,057	2,746	2,779	5,525
Oil (MBbls)	384	714	736	816	2,651	948	1,123	2,071
Combined equivalent volumes (MMcfe)(2)	109,331	114,655	122,430	118,614	465,030	123,511	125,574	249,084

(1) Excludes production from our Arkoma Basin and Barnett Shale operations which were classified as discontinued operations and comprised less than 6 percent of our total production.

(2) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges (1)
Natural gas (per Mcf)	$4.37	$4.41	$4.25	$4.25	$4.32	$3.48	$3.01	$3.25
Natural gas liquids (per barrel)	$34.84	$41.90	$42.54	$41.14	$40.17	$33.46	$27.96	$30.69
Oil (per barrel)	$87.13	$87.51	$84.75	$83.10	$85.30	$84.54	$83.89	$84.19

(1) Excludes our Arkoma Basin and Barnett Shale operations, which were classified as discontinued operations.

Expenses per Mcfe (1)
Lease and facility operating	$0.52	$0.48	$0.51	$0.51	$0.51	$0.50	$0.47	$0.48
Gathering, processing and transportation	$1.02	$1.06	$1.06	$1.04	$1.05	$1.09	$0.95	$1.02
Taxes other than income	$0.24	$0.33	$0.22	$0.19	$0.24	$0.20	$0.15	$0.17
Depreciation, depletion and amortization	$1.84	$1.92	$1.90	$1.91	$1.89	$1.80	$1.93	$1.87
General and administrative	$0.58	$0.53	$0.55	$0.60	$0.57	$0.52	$0.54	$0.53

(1)	Excludes our Arkoma Basin and Barnett Shale operations, which were classified as discontinued operations.

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Product revenues:
Natural gas sales	$4	$4	$4	$4	$16	$4	$5	$9
Natural gas liquid sales	1	1	1	1	4	1	1	2
Oil and condensate sales	18	20	22	26	86	26	27	53

Total product revenues	23	25	27	31	106	31	33	64
Gas management	—	—	—	—	—	—	—	—
Net gains on derivatives not designated as hedges and hedge ineffectiveness	—	—	—	—	—	—	—	—
Other	1	1	1	1	4	—	1	1

Total revenues	24	26	28	32	110	31	34	65
Costs and expenses:
Lease and facility operating	5	6	7	9	27	6	7	13
Gathering, processing and transportation	—	—	—	—	—	—	—	—
Taxes other than income	3	6	6	6	21	5	7	12
Gas management, including charges for unutilized pipeline capacity	—	—	—	—	—	—	—	—
Exploration	1	1	—	1	3	5	3	8
Depreciation, depletion and amortization	5	5	6	6	22	6	6	12
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	—	—	—	—	—
General and administrative	3	2	3	4	12	3	3	6
Other-net	1	—	1	1	3	—	(2)	(2)

Total costs and expenses	18	20	23	27	88	25	24	49

Operating income (loss)	6	6	5	5	22	6	10	16

Interest expense	—	—	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—	—	—
Investment income and other	5	4	5	6	20	8	8	16

Income (loss) from continuing operations before income taxes	$11	$10	$10	$11	$42	$14	$18	$32

Summary of Net Production Volumes (1)
Natural gas (MMcf)	1,826	1,940	1,726	1,896	7,389	1,737	1,726	3,463
Natural gas liquids (MBbls)	44	47	55	37	183	45	44	89
Oil (MBbls)	473	509	529	542	2,054	507	562	1,070
Combined equivalent volumes (MMcfe)(2)	4,926	5,280	5,231	5,373	20,810	5,052	5,362	10,414

(1)	Reflects approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation of income (loss) from continuing operations attributable to WPX Energy, Inc. to Adjusted Income

(UNAUDITED)

	2011					2012
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$5	$27	$17	$(209)	$(160)	$(41)	$(33)	$(74)

Income (loss) from continuing operations - diluted earnings per share	$0.03	$0.13	$0.09	$(1.06)	$(0.81)	$(0.21)	$(0.17)	$(0.37)

Adjustments:
Impairment of producing properties and costs of acquired unproved reserves	$—	$—	$—	$367	$367	$52	$65	$117
Unrealized MTM (gains) losses and hedge ineffectiveness	$18	$(3)	$(5)	$1	$11	$1	$(60)	$(59)

Total adjustments	$18	$(3)	$(5)	$368	$378	$53	$5	$58
Less tax effect for above items	$(7)	$1	$2	$(135)	$(138)	$(19)	$(2)	$(21)

Adjusted income (loss) from continuing operations available to common stockholders	$16	$25	$14	$24	$80	$(7)	$(30)	$(37)

Adjusted diluted earnings (loss) per common share	$0.08	$0.13	$0.07	$0.12	$0.40	$(0.04)	$(0.15)	$(0.19)

Weighted-average shares -diluted - millions (1)	197.1	197.1	197.1	197.1	197.1	198.1	198.9	198.5

(1)	For comparative purposes and to provide a more meaningful calculation for weighted average shares, we have assumed the amount of common stock issued at December 31, 2011 to be outstanding for all 2011 period presented.

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$312	$423	$669	$831
Natural gas liquid sales	78	107	171	192
Oil and condensate sales	122	83	228	135

Total product revenues	512	613	1,068	1,158
Gas management	187	337	524	745
Net gains on derivatives not designated as hedges and hedge ineffectiveness	71	6	85	8
Other	5	3	8	6

Total revenues	775	959	1,685	1,917
Costs and expenses:
Lease and facility operating	67	61	134	124
Gathering, processing and transportation	120	121	255	233
Taxes other than income	25	43	55	73
Gas management, including charges for unutilized pipeline capacity	194	344	549	761
Exploration	19	14	38	26
Depreciation, depletion and amortization	248	224	476	431
Impairment of costs of acquired unproved reserves	65	—	117	—
General and administrative	71	63	139	130
Other - net	(2)	4	3	5

Total costs and expenses	807	874	1,766	1,783

Operating income (loss)	(32)	85	(81)	134
Interest expense	(26)	(48)	(52)	(97)
Interest capitalized	3	4	5	8
Investment income and other	8	6	18	12

Income (loss) from continuing operations before income taxes	(47)	47	(110)	57
Provision (benefit) for income taxes	(18)	17	(43)	20

Income (loss) from continuing operations	(29)	30	(67)	37
Income (loss) from discontinued operations	23	(2)	21	(10)

Net income (loss)	(6)	28	(46)	27
Less: Net income attributable to noncontrolling interests	4	3	7	5

Net income (loss) attributable to WPX Energy	$(10)	$25	$(53)	$22

Amounts attributable to WPX Energy, Inc.:
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.17)	$0.13	$(0.37)	$0.16
Income (loss) from discontinued operations	0.12	—	0.10	(0.05)

Net income (loss)	$(0.05)	$0.13	$(0.27)	$0.11

Weighted average shares (millions)	198.9	197.1	198.5	197.1

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	June 30, 2012	December 31, 2011
	(Dollars in millions, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$427	$526
Accounts receivable net of allowance of $12 at June 30, 2012 and $ 13 at December 31, 2011	337	509
Derivative assets	342	506
Inventories	66	73
Other	41	60

Total current assets	1,213	1,674
Investments	138	125
Properties and equipment (successful efforts method of accounting)	12,829	12,199
Less: Accumulated depreciation, depletion and amortization	(4,498)	(3,977)

Properties and equipment, net	8,331	8,222
Derivative assets	23	10
Other noncurrent assets	137	401

Total assets	$9,842	$10,432

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$430	$702
Accrued and other current liabilities	219	186
Deferred income taxes	65	116
Derivative liabilities	75	152

Total current liabilities	789	1,156
Deferred income taxes	1,503	1,556
Long-term debt	1,509	1,503
Derivative liabilities	3	7
Asset retirement obligations	296	283
Other noncurrent liabilities	111	168

Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 199.0 million shares issued at June 30, 2012 and 197.1 million shares issued at December 31, 2011)	2	2
Additional paid-in-capital	5,458	5,457
Accumulated deficit	(53)	—
Accumulated other comprehensive income	136	219

Total stockholders’ equity	5,543	5,678
Noncontrolling interests in consolidated subsidiaries	88	81

Total equity	5,631	5,759

Total liabilities and equity	$9,842	$10,432

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Six months ended June 30,
	2012	2011
	(Millions)
Operating Activities
Net income (loss)	$(46)	$27
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	483	454
Deferred income tax provision (benefit)	(56)	(17)
Provision for impairment of properties and equipment (including certain exploration expenses)	142	42
Amortization of stock-based awards	15	—
(Gain) loss on sales of assets	(38)	—
Cash provided (used) by operating assets and liabilities:
Accounts receivable	163	(21)
Inventories	7	7
Margin deposits and customer margin deposits payable	(5)	(30)
Other current assets	6	(7)
Accounts payable	(158)	63
Accrued and other current liabilities	29	15
Changes in current and noncurrent derivative assets and liabilities	(59)	13
Other, including changes in other noncurrent assets and liabilities	(42)	(23)

Net cash provided by operating activities	441	523

Investing Activities
Capital expenditures (a)	(828)	(683)
Proceeds from sales of assets	306	—
Purchases of investments	(2)	(6)
Other	5	22

Net cash used in investing activities	(519)	(667)

Financing Activities
Proceeds from common stock	1	—
Proceeds from long-term debt	6	—
Net increase in notes payable to Willliams	—	159
Net changes in Williams’ net investment	—	(3)
Revolving debt facility costs	—	(8)
Other	(28)	(5)

Net cash provided by (used in) financing activities	(21)	143

Net increase (decrease) in cash and cash equivalents	(99)	(1)
Cash and cash equivalents at beginning of period	526	37

Cash and cash equivalents at end of period	$427	$36

(a) Increase to properties and equipment
Changes in related accounts payable	$(740)	$(667)
Capital expenditures	(88)	(16)

	$(828)	$(683)